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                         MAKO MARINE INTERNATIONAL TO BE
                          LISTED ON OTC BULLETIN BOARD

                                     - - - -

                          Tracker Marine Sale Postponed


     MIAMI, January 3, 1997 --- Mako Marine International, Inc. (NASDAQ:MAKOC) announced that effective today, its shares of common stock and common stock purchase warrants will be listed on the OTC Bulletin Board under the symbols MAKO and MAKOW, respectively, instead of on the Nasdaq SmallCap Market where it had previously been listed.

     As previously announced on November 29, 1996, Mako was granted a temporary exception from the Nasdaq capital and surplus requirements based primarily upon the anticipated closing by December 31, 1996, of a sale of control of the company to Tracker Marine, L.P., a Springfield, Missouri-based manufacturer of freshwater fishing and pontoon boats.

     The transaction with Tracker did not close by that date. It has been postponed due to the inability of Mako to fulfill certain material conditions.

     The parties have agreed to seek a resolution of these matters before January 31, 1997, the date on which the parties are relieved of their respective obligations to complete the transaction. There is, however, no assurance that a successful resolution will be reached, or that the sale to Tracker Marine will be completed. If it is not, Mako will continue to seek alternative sources of financing and capital. If it is unable to do so, there would be a substantial question as to the company's ability to continue as a going concern.


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